UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2011 (February 4, 2011)

YINFU GOLD CORPORATION
(Exact Name of Registrant as Specified in Charter)

Wyoming	333-152242	20-8531222
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Level 19, Two International Finance Centre, 8 Finance St., Central, Hong Kong
 (Address of Principal Executive Offices) (Zip Code)

852 2251 1695
Registrant’s telephone number, including area code

N/A
(Former Name or Former Address
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On January 25, 2010 the registrant ("YinFu Gold") entered into a sales and purchase agreement to acquire three gold mines, one of which was the Rongcheng gold mine in Shandong Province, China, in exchange for 90,000,000 restricted shares of Yinfu Gold common stock that was reduced to 76,500,000 restricted shares of Yinfu Gold common stock pursuant to a revised sales and purchase agreement dated March 31, 2010. The purchase of the Penglai gold mine was closed on June 15, 2010 and the Company anticipates that gold production and exploration of Penglai will resume February 9, 2011 following inspection of the mine for compliance with local government safety regulations and ensuring compliance with those regulations. Yinfu Gold terminated the acquisition of the Wendeng gold mine on March 31, 2010.

Based on due diligence data, Yinfu Gold's management determined that the value of the Rongcheng gold mine was far below the agreed purchase value and has been in negotiation with owners of Rongcheng for a price reduction. On February 4, 2011 the seller of the Rongcheng gold mine elected to terminate the sale of the mine in accordance with the terms of the sale and purchase agreement and return the shares of Yinfu Gold's common stock deposited towards the purchase price of that gold mine.

Yinfu Gold's management intends to seek other gold mines to acquire.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 7, 2011	YinFu Gold Corporation

	By:	/s/ Wilson Huang Dong-sheng
Wilson Huang Dong-sheng
Acting President